FOR IMMEDIATE RELEASE

Stanley Works Reports FY 2007 and 4Q07 Results

4Q Revenues Up 15%; 4Q EPS $1.11; 4Q and FY Cash Flows At Record Levels; 4.2 Million Shares Repurchased ($200 Million) During 4Q07 and Early 2008

New Britain, Connecticut, January 28, 2008 ... The Stanley Works (NYSE: SWK) announced full year and fourth quarter 2007 financial results today.

Full year 2007 highlights

•	Net sales were $4.5 billion, up 12% vs. prior year. The increase was attributable to organic growth (2 pts.), currency (3 pts.) and acquisitions (7 pts.). Strong double-digit growth in Industrial and Security segments supplemented modest gains in CDIY segment.

•	Pretax income and operating margin were up 23% and 26%, respectively, as price realization, operations productivity and acquisition mix more than offset inflationary headwinds.

•	Income tax rate was 25% vs. 21% a year ago. The higher tax rate impacted results by $0.25 per fully-diluted share in 2007.

•	Fully-diluted EPS from continuing operations was a record $4.00, up 15% over 2006.

•	Working capital turns at year-end improved to a record 5.1 vs. 4.5 at year-end 2006, attributable to continued realization of benefits associated with the Stanley Fulfillment System.

•	Free cash flow was a record $457 million (136% of net income), an increase of $99 million over 2006, fueled by higher cash earnings and improved working capital turns.

Full year segment results

	2007			Versus 2006
		Segment	Segment		Segment	Segment
(millions)	Sales	Profit	Profit Rate	Sales	Profit	Profit Rate

CDIY	$1,795	$270	15.0%	+ 4%	0%	- 70bps

Industrial	$1,256	$184	14.7%	+10%	+48%	+380bps

Security	$1,433	$242	16.9%	+24%	+41%	+210bps

John F. Lundgren, Chairman and Chief Executive Officer, stated: “2007 was a year in which our team excelled in the face of a challenging market environment. Our performance was consistent with the company’s long term financial objectives and significant progress was made both strategically and operationally.”

Fourth quarter highlights

•	Net sales were $1.2 billion, up 15% vs. prior year. The increase was attributable to organic growth (2 pts.), currency (5 pts.) and acquisitions (8 pts.).

•	Fully-diluted EPS from continuing operations was $1.11, up 7% over prior year.

•	Charges totaled $0.04 per share during the quarter for resolution of previously unanticipated legal matters, the largest of which was an unfavorable Bostitch-related litigation judgment.

•	Income tax rate was 21%, compared with 14% a year ago. The higher tax rate impacted results by $0.10 per fully-diluted share in the fourth quarter of 2007.

•	Pretax income and operating margin were up 16% and 20%, respectively.

•	Operating margin rate was 13.6%, a 60bp improvement. Gross margin rate was 37.2% of sales, up 70 bps over the fourth quarter of 2006 and SG&A expenses were 23.5% of sales, unchanged from the prior year.

•	Free cash flow was $186 million (202% of net income), up 89% over the prior year.

Fourth quarter segment results

	4Q07			Versus 4Q06
		Segment	Segment		Segment	Segment
(millions)	Sales	Profit	Profit Rate	Sales	Profit	Profit Rate

CDIY	$459	$63	13.7%	+ 5%	- 8%	- 190bps

Industrial	$340	$51	14.9%	+15%	+31%	+180bps

Security	$368	$60	16.3%	+29%	+44%	+170bps

•	In CDIY, double-digit sales increases in Europe, Australia, Canada, Latin America and Asia more than offset weakness in the U.S. New product initiatives and currency were the primary drivers of these increases. The segment profit rate was lower primarily due to product mix and un-recovered cost inflation within the U.S.

•	Industrial segment sales benefited from 5% organic sales growth in Industrial and Automotive Repair Tools (Facom, Proto and Mac) and 15% organic growth in Engineered Solutions. The profit rate expanded as a result of strong price realization and productivity.

•	In Security, acquisitions (primarily HSM, acquired in early 2007) accounted for 25 pts. of the sales increase. Mechanical Access sales were very strong, partially offset by weak legacy U.S. Systems Integration (USSI) sales. Segment profit benefited from the inclusion of HSM, as well as strong price realization and a mix shift between Mechanical Access and legacy USSI.

Mr. Lundgren added: “2008 promises to be an equally, if not more, challenging year from an end-market perspective. Fortunately, we are entering the year with our portfolio in excellent shape and with the majority of our businesses exhibiting strong momentum. We also are enjoying increasing operational benefits from the Stanley Fulfillment System, which is rapidly becoming a positive force within the company’s culture.”

Management reaffirmed its recent estimates for 2008

•	EPS of $4.20-$4.40 per fully diluted share, an increase of 5-10% over 2007 earnings. The 2008 tax rate is expected to be consistent with the 2007 rate.

•	Organic sales growth (ex currency) of 0-1%, based on a subdued 2008 economic environment, including a possible mild and short-lived U.S. recession, as well as continued deterioration of North American markets associated with homebuilding and remodeling (about 25% of consolidated revenues). Such growth is estimated to be marginally negative in the CDIY segment, marginally positive in the Industrial segment and up 2-3% in the Security segment.

•	Acquisitions are expected to supplement organic growth although the effects of potential future acquisitions are not included in the estimate.

•	Free cash flow of approximately $500 million.

As previously announced, during the fourth quarter the company repurchased 2.0 million of its common shares in the open market for $100 million, an average price per share of $50.77. For the full year 2007, the company repurchased 3.7 million shares for $200 million. Further, today the company announced that, during January 2008, it repurchased an additional 2.2 million shares in the open market at an average price of $46.23 per share.

Mr. Lundgren added: “Our portfolio transformation strategy and our commitment to upper-tier credit ratings remain intact. In addition, periodic share repurchases and consistent dividend increases are important elements of the total return we deliver to shareholders. Our strong cash flows have afforded us the opportunity to repurchase nearly 6 million shares of our common stock in the past nine months. Our recent 10 million share repurchase authorization provides flexibility to buy additional shares in the future.”

The company will host a conference call with investors at 10:00am EST today, Monday, January 28, 2008 to discuss quarterly results. The call is accessible by telephone at (800) 267-8424 and (706) 634-0695 (international) and via the Internet at www.stanleyworks.com by selecting “Investor Relations”. A slide presentation to accompany the call will be available at www.stanleyworks.com and will remain available after the call.

A replay will also be available two hours after the call and can be accessed at (800) 642-1687 using the conference identification number 30996408.

Operating margin is defined as sales less cost of sales less SG&A. Management uses operating margin and its percentage of net sales as key measures to assess the performance of the company as a whole, as well as the related measures at the segment level.

Free cash flow is defined as cash flow from operations less capital and capitalized software expenditures (reconciliation on pg. 8). Free cash flow does not reflect, among other things, deductions for mandatory debt service, other borrowing activity, discretionary dividends on the company’s common stock and acquisitions. Organic sales growth is defined as total sales growth less sales of companies acquired in the past twelve months and less foreign currency impacts. The company believes these are important measures of its liquidity, of its ability to fund future growth and to provide a return to the shareowners, and of its sales performance.

The Stanley Works, an S&P 500 company, is a diversified worldwide supplier of tools and engineered solutions for professional, industrial, construction and do-it-yourself use, and security solutions for commercial applications. More information about The Stanley Works can be found at http://www.stanleyworks.com.

Contact:	Gerry Gould, V. P. — Investor Relations (860) 827-3833 or ggould@stanleyworks.com

The Stanley Works corporate press releases are available on the company’s Internet web site at http://www.stanleyworks.com.

CAUTIONARY STATEMENTS
Under the Private Securities Litigation Reform Act of 1995

Statements in this press release, including but not limited to those regarding the Company’s ability to: (i) deliver 2008 earnings of $4.20 — $4.40 per fully diluted share; (ii) deliver free cash flow of approximately $500 million in 2008; (iii) deliver organic sales growth (excluding currency) of flat to 1% in 2008; and (iv) to supplement organic growth through acquisitions during 2008 are “forward looking statements” and subject to risk and uncertainty.

The Company’s ability to deliver the results as described above (the “Results”) is based on current expectations and involves inherent risks and uncertainties, including factors listed below and other factors that could delay, divert, or change any of them, and could cause actual outcomes and results to differ materially from current expectations. In addition to the risks, uncertainties and other factors discussed in this press release, the risks, uncertainties and other factors that could cause or contribute to actual results differing materially from those expressed or implied in the forward looking statements include, without limitation, those set forth under Item 1A Risk Factors of the Company’s Annual Report on Form 10-K and any material changes thereto set forth in any subsequent Quarterly Reports on Form 10-Q, those contained in the Company’s other filings with the Securities and Exchange Commission, and those set forth below.

The Company’s ability to deliver the Results is dependent upon: (i) the Company’s ability to identify appropriate acquisition opportunities and to complete such acquisitions; (ii) the Company’s ability to successfully integrate HSM and other recent acquisitions, as well as future acquisitions, while limiting associated costs; (iii) the Company’s ability to continue to deliver cost reductions and profit improvement in its Fastening Systems business; (iv)  the Company’s ability to minimize the costs to relocate equipment and inventory; (v) the Company’s ability to complete the Fastening reorganization within the anticipated time frame; (vi) the success of the Company’s efforts to expand its tools and security businesses; (vii) the Company’s success at new product development and introduction, and identifying and developing new markets; (viii)  the success of the Company’s efforts to manage freight costs, steel and other commodity costs; (ix) the success of the Company’s efforts to sustain or increase prices in order to, among other things, offset or mitigate the impact of steel, freight, energy, non-ferrous commodity and other commodity costs and other inflation increases; (x) the Company’s ability to reduce its costs, increase its prices, change the manufacturing location or find alternate sources for products made in China in order to (a) mitigate the impact of an increase in the VAT rate applicable to products the Company makes or purchases in China and (b) mitigate the impact of an anti-dumping tariff recently imposed on certain nails imported from China; (xi) the Company’s ability to generate free cash flow and maintain a strong debt to capital ratio; (xii) the Company’s ability to identify and effectively execute productivity improvements and cost reductions while minimizing any associated restructuring charges; (xiii) the Company’s ability to obtain favorable settlement of routine tax audits; (xiv) the ability of the Company to generate earnings sufficient to realize future income tax benefits during periods when temporary differences become deductible; (xv) the continued ability of the Company to access credit markets under satisfactory terms; and (xvi) the Company’s ability to negotiate satisfactory payment terms under which the Company buys and sells goods, materials and products.

The Company’s ability to deliver the Results is also dependent upon: (i) the continued success of the Company’s marketing and sales efforts; (ii) the success of recruiting programs and other efforts to maintain or expand overall Mac Tools truck count versus prior years; (iii) the ability of the Company to maintain or improve production rates in the Company’s manufacturing facilities, respond to significant changes in product demand and fulfill demand for new and existing products; (iv) the ability to continue successfully managing and defending claims and litigation; (v) the Company’s ability to continue improvements in working capital; (vi) the success of the Company’s efforts to mitigate any cost increases generated by, for example, continued increases in the cost of energy or significant Chinese Renminbi or other currency appreciation; and (vii) the geographic distribution of the Company’s earnings.

The Company’s ability to achieve the Results will also be affected by external factors. These external factors include: pricing pressure and other changes within competitive markets; the continued consolidation of customers particularly in consumer channels; inventory management pressures on the Company’s customers; increasing competition; changes in trade, monetary, tax and fiscal policies and laws; inflation; currency exchange fluctuations; the impact of dollar/foreign currency exchange and interest rates on the competitiveness of products and the Company’s debt program; the strength of the U.S. economy; the extent to which North American markets associated with homebuilding and remodeling continue to deteriorate; and the impact of events that cause or may cause disruption in the Company’s manufacturing, distribution and sales networks such as war, terrorist activities, political unrest and recessionary or expansive trends in the economies of the world in which the Company operates.

The Company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date hereof.